Exhibit 4.2

Form of Global Debenture

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

SUNPOWER CORPORATION

4.75% Senior Convertible Debentures due 2014

No. A-1	CUSIP: 867652AC3
ISIN: US867652AC33

SunPower Corporation, a Delaware corporation, promises to pay to Cede & Co. or registered assigns the principal amount of Two-Hundred Thirty Million Dollars ($230,000,000.00) on April 15, 2014.

Issue Date: May 4, 2009.

Interest Payment Dates: April 15 and October 15.

Record Dates: March 31 and September 30.

Reference is made to the further provisions of this Debenture set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Debenture the right to convert this Debenture into Class A Common Stock, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Debenture shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SUNPOWER CORPORATION

By:
Name:	Thomas H. Werner
Title:	Chief Executive Officer

By:
Name:	Dennis V. Arriola
Title:	Chief Financial Officer

Trustee’s Certificate of Authentication:

This is one of the Debentures referred to in the within-mentioned Indenture.

Wells Fargo Bank, N.A., as Trustee

By:
Dated:		Authorized Signatory:

SUNPOWER CORPORATION

4.75% Senior Convertible Debentures due 2014

1.	Interest

SUNPOWER CORPORATION, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Debenture at the rate per annum shown above. The Company will pay interest semiannually on April 15 and October 15 of each year commencing on October 15, 2009. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of such payment by virtue of the payment being made on such later date.

2.	Method of Payment

The Company will pay interest on the Debentures (except defaulted interest) to the Persons who are registered holders of Debentures at the close of business on the March 31 and September 30 next preceding the interest payment date even if Debentures are canceled after the record date and on or before the interest payment date, except as otherwise provided in the Indenture. Holders must surrender Debentures to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company shall pay interest (i) on any Global Debentures by wire transfer of immediately available funds to the account of the Depositary or its nominee, (ii) on any Debentures in certificated form having a principal amount of less than $2,000,000, by check mailed to the address of the Person entitled thereto as it appears in the Register, provided, however, that at maturity interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee (as defined below) and (iii) on any Debentures in certificated form having a principal amount of $2,000,000 or more, by check or otherwise by wire transfer in immediately available funds at the election of the Holder of such Debentures duly delivered to the Trustee at least five Business Days prior to the relevant interest payment date, provided, however, that, at maturity, interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee.

3.	Paying Agent, Registrar, Service Agent and Conversion Agent

Initially, Wells Fargo Bank, National Association, a national banking association (the “Trustee”), will act as Paying Agent, Registrar, Service Agent and Conversion Agent. The Company may appoint and change any Paying Agent, Registrar or co-registrar, Service Agent or Conversion Agent without notice. The Company or any of its domestically incorporated Subsidiaries may act as Paying Agent, Registrar or co-registrar, Service Agent or Conversion Agent.

4.	Indenture

The Company issued the Debentures under an Indenture dated as of February 7, 2007 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture dated as of May 4, 2009 (the “Third Supplemental Indenture” and together with the Base Indenture the “Indenture”), between the Company and the Trustee. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the TIA for a statement of those terms.

The Debentures are senior unsecured obligations of the Company. This Debenture is one of the Debentures referred to in the Indenture issued in an aggregate principal amount of $230,000,000. The Indenture imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.

5.	Optional Redemption

The Debentures are not redeemable at the option of the Company.

6.	Sinking Fund

The Debentures are not subject to any sinking fund.

7.	Repurchase of Debentures at the Option of Debentureholders

If a Fundamental Change occurs at any time prior to maturity of the Debentures, this Debenture will be subject to a repurchase, at the option of the Holder, on a Fundamental Change Repurchase Date, specified by the Company, that is not less than 20 calendar days nor more than 35 calendar days after notice thereof, at a repurchase price equal to 100% of the principal amount hereof, together with accrued and unpaid interest on this Debenture to, but excluding, the Fundamental Change Repurchase Date; provided, however, that if such Fundamental Change Repurchase Date falls after a record date and on or prior the corresponding interest payment date, the accrued and unpaid interest shall be payable to the Holder of record of this Debenture on the preceding April 15 or October 15, as the case may be. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof. The Company shall deliver to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result thereof on or before the fifth calendar day after the occurrence of such Fundamental Change. For Debentures to be so repurchased at the option of the Holder, the Holder must deliver to the Paying Agent in accordance with the terms of the Indenture, the Repurchase Notice containing the information specified by the Indenture, together with such Debentures, duly endorsed for transfer, or (if the Debentures are Global Debentures) book-entry transfer of the Debentures, prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. The repurchase price must be paid in cash.

Holders have the right to withdraw any Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date, as provided in the Indenture.

If cash sufficient to pay the repurchase price of and accrued and unpaid interest, if any, on all Debentures or portions thereof to be repurchased as of the Fundamental Change Repurchase Date is deposited with the Paying Agent on the Business Day immediately following the Fundamental Change Repurchase Date, then such Debentures will cease to be outstanding and interest will cease to accrue, and the Holder thereof shall have no other rights as such other than the right to receive the repurchase price upon delivery or book-entry transfer of such Debentures.

8.	Conversion

In compliance with the provisions of the Indenture, on or prior to the close of business on the Business Day immediately preceding the Maturity Date of this Debenture, the Holder hereof has the right, at its option, to convert each $1,000 principal amount of this Debenture into Class A Common Stock based on a Conversion Rate of 37.8788 shares of Class A Common Stock per $1,000 principal amount of Debentures (a Conversion Price of approximately $26.40 per share), as the same may be adjusted pursuant to the terms of the Indenture, as such shares shall be constituted at the date of conversion, upon surrender of this Debenture (if in certificated form) with the form entitled “Conversion Notice” on the reverse hereof duly completed and manually signed, to the Company at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, or at the option of such Holder, the Corporate Trust Office, together with any funds required pursuant to the terms of the Indenture, and, unless any shares issuable on conversion are to be issued in the same name as this Debenture, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or by such Holder’s duly authorized attorney. In order to exercise the conversion right with respect to any interest in a Global Debenture, the Holder must complete the appropriate instruction form pursuant to the Depositary’s book-entry conversion program, deliver by book-entry delivery an interest in such Global Debenture, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or Conversion Agent, and pay the funds, if any, required pursuant to the terms of the Indenture. As specified in the Indenture, upon conversion, the Company will issue shares of Class A Common Stock based on the Conversion Rate, as adjusted as specified in the Indenture.

Prior to the Maturity Date, if and only to the extent holders elect to convert the Debentures in connection with a Non-Stock Change of Control, the Company will increase the Conversion Rate applicable to such converting Debentures as set forth in the Indenture.

No adjustment in respect of interest on any Debentures converted or dividends on any shares issued upon conversion of such Debentures will be made upon any conversion except as set forth in the next sentence. If this Debenture (or portion hereof) is surrendered for conversion during the period from the 5:00 p.m., New York City time, on any applicable Record Date for the payment of interest to 5:00 p.m., New York City time, on the Business Day preceding the corresponding Interest Payment Date, this Debenture (or portion hereof being converted) must be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided, that no such payment shall be required (1) if the Holder surrenders this Debenture for conversion in connection with a Fundamental Change and the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date, (2) if the Holder surrenders this Debenture after the Record Date immediately preceding the Maturity Date or (3) to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to this Debenture.

No fractional shares will be issued upon any conversion of Debentures, but an adjustment and payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Debentures for conversion.

A Debenture in respect of which a Holder is exercising its right to require repurchase may be converted only if such Holder validly withdraws its election to exercise such right to require repurchase in accordance with the terms of the Indenture.

9.	Denominations, Transfer, Exchange

The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Debentureholder may transfer or exchange Debentures in accordance with the Indenture. Upon any transfer or exchange, the Registrar or the Company may require a Debentureholder, among other things, to furnish appropriate endorsements or a written instrument or instruments of transfer in form satisfactory to the Company. Neither the Company, the Trustee nor the Registrar shall be required to exchange, issue or register a transfer of (a) any Debentures or portions thereof surrendered for conversion pursuant to Article 8 of the Third Supplemental Indenture and (b) any Debentures or portions thereof tendered for repurchase (and not withdrawn) pursuant to Section 3.04 of the Third Supplemental Indenture.

10.	Persons Deemed Owners

The registered Holder of this Debenture may be treated as the owner of it for all purposes.

11.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest and any shares of Class A Common Stock or other property due in respect of converted Debentures that remains unclaimed for two years, and, thereafter, Debentureholders entitled to the money and/or securities must look to the Company for payment as general creditors.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Debentures may be amended without prior notice to any Holder but with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Debentures and (ii) any default or noncompliance with any provision may be waived with the written consent or affirmative vote of the holders of at least a majority in principal amount of the outstanding Debentures. Without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Debentures (i) to cure any ambiguity, defect or inconsistency, provided, however, that such modification or amendment does not adversely affect the interests of the Holders in any material respect, provided, further, that any amendment made solely to conform the provisions of the Indenture or the Debentures to the description of the Debentures contained in the Prospectus Supplement shall not be deemed to adversely affect the interests of the Holders; (ii) to comply with Article 5 of the Third Supplemental Indenture; (iii) to provide for uncertificated Debentures in addition to or in place of certificated Debentures; (iv) to make any change that does not adversely affect the rights of any Holder; (v) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; (vi) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vii) to provide for conversion rights of Holders and the Company’s repurchase obligations in connection with a Fundamental Change in the event of any reclassification of the Class A Common Stock, merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety; (viii) to secure the Debentures; (ix) to surrender any right or power conferred upon the Company in the Indenture; (x) to add to the covenants of the Company for the benefit of the Holders; (xi) to make any provision with respect to matters or questions arising under the Base Indenture, the Third Supplemental Indenture or the Debentures that the Company may deem necessary or desirable and that shall not be inconsistent with the Base Indenture or the Third Supplemental Indenture or the Debentures, provided, however, that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders in any material respect; (xii) to increase the Conversion Rate; and (xii) to add guarantees of the obligations under the Debentures.

13.	Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Debentures, by written notice to the Company and the Trustee, may declare due and payable 100% of the principal amount of all outstanding Debentures plus any accrued and unpaid interest to the date of payment. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, all unpaid principal and accrued and unpaid interest on the outstanding Debentures shall become due and immediately payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Debentures may rescind and annul any such acceleration with respect to the Debentures and its consequences.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to certain exceptions, no Holder may pursue any remedy with respect to the Indenture or the Debentures unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Debentures have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity and (v) the holders of a majority in principal amount of the outstanding Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. Subject to the Indenture, the Trustee, however, may refuse to follow any direction if the Trustee, in good faith shall, by a Trust Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any Holder pursuant to the provision of the Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall impair, as among the Company and the Holder of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest or make-whole premium, if any, in respect of the Debenture at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

14.	Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Debentures and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Debentureholder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.

16.	Authentication

This Debenture shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Debenture.

17.	Abbreviations

Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	GOVERNING LAW

THIS DEBENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

19.	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Debentures and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Debentureholders. No representation is made as to the accuracy of such numbers either as printed on the Debentures or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Debenture.

CONVERSION NOTICE

TO:	SUNPOWER CORPORATION
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

The undersigned registered holder of this Debenture hereby irrevocably exercises the option to convert this Debenture, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into shares of Class A Common Stock of SunPower Corporation in accordance with the terms of the Indenture referred to in this Debenture, and directs that the shares, issuable and deliverable and the cash (if any) for fractional shares thereof, if any, and any Debentures representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. If shares or any portion of this Debenture not converted are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Debenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

Fill in the registration of Debentures if to be delivered, and the person to whom payment for fractional shares is to be made, if to be made, other than to and in the name of the registered holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be converted (if less than all):

$

Social Security or Other Taxpayer Identification Number:

NOTICE: The signature on this Conversion Notice must correspond with the name as written upon the face of the Debentures in every particular without alteration or enlargement or any change whatever.

REPURCHASE NOTICE

TO:	SUNPOWER CORPORATION
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

The undersigned registered holder of this Debenture hereby irrevocably acknowledges receipt of a notice from SunPower Corporation (the “Company”) regarding the right of holders to elect to require the Company to repurchase the Debentures and requests and instructs the Company to repay the entire principal amount of this Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Debentures shall be repurchased by the Company as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s):

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Debentures in every particular without alteration or enlargement or any change whatever.

Debentures Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

ASSIGNMENT FORM

To assign this Debenture, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code) and irrevocably appoint

Agent to transfer this Debenture on the books of the Company. The agent may substitute another to act for him or her.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Debenture)
*Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL DEBENTURE

The following increases or decreases in this Global Debenture have been made:

Date	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of this Global Debenture	Principal Amount of this Global Debenture following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian